Exhibit 99.2

Senseonics Holdings, Inc. (NYSEMKT:SENS) Q4 2020 Results Earnings Conference Call March 4, 2021 4:30 PM ET

Company Participants

Lynn Lewis - The Gilmartin Group, IR

Tim Goodnow - President and CEO

Nick Tressler - Chief Financial Officer

Conference Call Participants

Melanie Nuñez - Stifel

Danielle Antalffy - SVB Leerink

Jayson Bedford - Raymond James

Operator

Good afternoon. And welcome to the Senseonics Fourth Quarter 2020 Earnings Conference Call. All participants will be in listen-only mode. After today’s presentation, there will be an opportunity to ask questions.

Please note, this event is being recorded. I would now like to turn the conference over to Lynn Lewis of Investor Relations. Please go ahead.

Lynn Lewis

Thank you very much. And welcome to the Senseonics’ fourth quarter 2020 earnings call. This is Lynn Lewis from The Gilmartin Group.

Before we begin today, let me remind you that the company’s remarks include forward-looking statements. These statements reflect management’s expectations about future events, operating plans, regulatory matters, product enhancements, company performance and other matters and speak only as of the date hereof.

These forward-looking statements involve a number of risks and uncertainties. A list of these factors that could cause actual results to be materially different from those expressed or implied by any of these forward-looking statements is detailed under Risk Factors and elsewhere in our annual report on Form 10-K for the year ended December 31, 2019, our 10-Q for the quarter ended September 30, 2020, and other reports filed with the SEC. These documents are available in the Investor Relations section of our website at www.senseonics.com.

We undertake no obligation to update publicly or revise these forward-looking statements for any reason except as required by law. Also on this call, we will be discussing our 2020 outlook. In light of the COVID-19 pandemic, 2020 financial guidance was suspended on March 26, 2020.

Joining me from Senseonics are Tim Goodnow, President and Chief Executive Officer; and Nick Tressler, Chief Financial Officer.

With that, I’d like to turn the call over to Tim Goodnow, President and CEO. Tim?

Tim Goodnow

Great. Thank you, Lynn, and thank you all for joining us this afternoon. On the call today, I will detail our recent progress in the fourth quarter and how accomplishments over 2020 have positioned Senseonics to derive the value of our Eversense system in the marketplace.

In addition, I will highlight our fourth quarter performance, the early commercial collaboration efforts with Ascensia Diabetes Care, including the transition of our European distribution. We will share our outlook for 2021 and discuss developments with our product pipeline. Then Nick will detail the fourth quarter financials before I conclude and open up the call for questions.

To start, I’d like to briefly touch on are challenging yet transformational year. First, we undertook a comprehensive strategic evaluation, which led us to an opportunity to engage in a commercial collaboration agreement with Ascensia. Then with a revamped business model, we were able to raise $175 million in net proceeds to materially strengthen the balance sheet.

We believe that based on our current projections, expectations and business plans, the existing cash and cash equivalent should be sufficient to fund the business through cash flow breakeven from operations and the commercial launch of the 365 days sensor designed to be calibrated only once per week.

We are confident based on our early experience with Ascensia and their shared passion for our technology, and how it impacts the lives of people with diabetes that we have a team and strategy in place to be successful with a current Eversense system in the U.S. and Eversense XL in Europe, as well as our future generation products.

As you will recall, Ascensia is a diabetes care company and a global leader in the blood glucose monitoring market. With roughly $1 billion in global annual revenue, they offer products in over 125 countries to approximately 10 million people with diabetes. The Switzerland-based company is owned by PEC Holdings Corporation, a KKR portfolio company.

We see them and their complementary market position as a very strong strategic fit for Senseonics, as we seek to expand the sale and adoption of our innovative continuous glucose monitoring offering.

Throughout our engagement with Ascensia, it’s been apparent that between the two organizations, our missions and motivations are aligned, and their core competencies are complementary. With Senseonics, we are driving development and manufacturing of our product and Ascensia positioned to drive commercialization.

We have executed an agreement that we believe is beneficial for both sides. Ascensia adds our advanced Eversense CGM system to enhance their portfolio and we leverage their global commercial experience and footprint. We formed a broad partnership, including global commercialization and a financing agreement.

Ascensia is now the exclusive worldwide distribution partner for all Senseonics current and planned diabetes products, and will receive a tiered share of the revenues generated over the approximately five-year agreement. Ascensia’s commitment also included an investment of $35 million in Senseonics, with an additional $15 million available at our option following the FDA approval of the 180-day product.

As Ascensia assumes responsibility for managing marketing, sales, distribution, reimbursement and customer service, disagreement has allowed Senseonics to streamline sales and marketing operations, and eliminate several functions.

The resulting business changes are anticipated to reduce sales and marketing expenses by approximately $45 million annually relative to our 2019 expenses. This impact is clear in our fourth quarter financial results and we expect it will have lasting impact going forward.

We are now able to dedicate more attention and resources on our core competency. The research development and manufacturing of innovative and transformational next-generation diabetes products, and in the future, we will pursue the use of our on-body technology to measure important analytes beyond glucose and outside of diabetes.

In the fourth quarter, Ascensia began initial focused sales efforts with Eversense in the U.S. This was to become familiar with our products and markets, as we work together to play in the full commercial transition, which is scheduled to take place in April.

We also prepared together for Ascensia to assume the full commercial responsibilities in key markets in Europe on February 1st. The early days in the U.S. have been informative and value, with great collaboration producing learnings from both sides.

The early focus was to assess, plan and establish the needed processes and programs intended to stabilize the market for Eversense and we are centered only on certain existing large volume prescribers.

At the core of our relationship is a shared belief that Eversense addresses important unmet need for people with diabetes. Our experience and research strongly suggests that the most important desired improvement for CGM systems is a longer sensor duration. We are unmatched in this category, offering 90-day and 180-day duration sensors, while maintaining a high degree of accuracy throughout the long life of the sensor.

Additionally, Eversense is also the only system that offers on-body vibratory alerts and a removable transmitter. Both of which remove burdens of the other systems and make patient’s lives easier. When patients start using Eversense, whether they are new to CGM or switching from another, we have seen and continue to use the product with follow-on sensors at a high frequency.

COVID and our limiting commercial operations in the U.S. presented retention headwinds in 2020, but we believe the impact has been manageable. In support of our installed base, in the fourth quarter, our revenue was $3.9 million, including $400,000 revenue from the U.S. and $3.5 million of revenue from outside the U.S.

In the early days, we have been quite impressed by Ascensia’s ability to incorporate feedback from the field and make adjustments quickly and collaboratively. As they have identified needs and opportunities, they are adjusting their personnel and strategy accordingly.

Our Eversense system is unique and highly differentiated. We believe that the team that they are developing will do an excellent job of learning about the demands of the Eversense sales process and taking action to ensure they have the professionals with a matching skill set to capture the opportunity. We certainly appreciate the drive for success and share the excitement and commitment they have shown for the product.

Looking just ahead in the U.S., Ascensia is underway in establishing a sales team targeted to be approximately 25 dedicated sales professionals at the end of the first quarter. They have been hiring and planning to train these new team members over the next months to be deployed and in the field in April.

We are actively involved in the training and preparation of this group. In addition, the field and inside sales support, clinical training and marketing access functions are also expanding to another approximately 20 additional commercial support team members.

We agree with the Ascensia approach and believe that the build out of this dedicated U.S. commercial infrastructure is crucial for driving Eversense adoption. We are excited to have it currently underway.

We are also pleased to be reconnecting Eversense with healthcare providers that were previously prescribing and inserting the product. Still we feel raising awareness more broadly across providers and patients is a priority for our product.

Together with ADC, we are creating additional initiatives to address product awareness. Most significantly as part of the full commercialization efforts in April by ADC, a direct-to-consumer advertising campaign will once again commence for Eversense. This will consist of targeted ads, as well as search and social media promotions.

This picks up off on where we left off at the beginning of last year before we ceased active marketing to new users. We anticipate that the DTC strategy will help grow the Eversense brand in the diabetes community.

Given the consumer facing aspects of our medical technology category, this has proven to be successful strategy for others. We and the Ascensia are making significant investments to generate awareness and interest for Eversense.

A second ongoing initiative we remain focused on with Ascensia is to drive adoption through Patient Access Support. Today, we have been pleased with our progress on this front, as we have expanded the number of U.S. covered lives to approximately 200 million patients who can use Eversense and receive reimbursement from their insurance plans. We believe this number represents a critical mass that which providers can generally be confident their patients will be eligible to gain access to the technology.

We feel that the recognition from these payers who are providing coverage for Eversense is strong validation of our technology and our value proposition. Over the past quarters, we also continued to win incremental positive coverage decisions from providers like EmblemHealth.

Recently, Eversense and the insertion procedure were included in the 2021 physician fee schedule for Medicare beneficiaries. This represents a national payment levels for a patient population we feel is uniquely suited to benefit from the features of Eversense.

In the fourth quarter, we have added initial Medicare patients to our installed base and confirmed the logistics associated with the payment of this medical benefit coverage. Strategies to service and expand this patient population are being developed by ADC.

In support of greater access to patients, Ascensia plans to introduce two new programs for their benefit. The first is a prior authorization support program. This aids patients in petitioning their plan to cover Eversense on an individual basis if it does not have a formal coverage policy in place. In addition to assisting patients, this also demonstrates demand and utilization of Eversense to the payers. This will be helpful for them as they continue to evaluate the technology.

Along these lines, Ascensia also plans to initiate a Patient Assistance Program for non-government insured patients. Such programs to assist patients with gaining access to a product that are common throughout the industry and benefit patients, especially at the beginning of the year when deductibles are high.

For our European distribution efforts, we had our last contracted shipment of product to Roche in the fourth quarter according to their projected demand through January when our agreement expired. The top priority for our organization is serving patient needs and we instituted a successful transition plan in Europe with Ascensia to target a seamless transition of their service.

Patients have maintained their access to supplies and reinsertion through their HCPs and Ascensia is working with these groups towards ensuring continued coverage and technical support, wherever as possible payer contracts and tenders have been transferred as well.

Ascensia launched their sales efforts in Germany, Italy, Switzerland, Spain, the Netherlands and Poland on February 1st. Despite the resurgence of COVID, at the end of 2020 we were able to maintain a notable portion of our installed base.

Based on the information that we have to-date and we have reviewed with Ascensia regarding projected performance in our markets, we continue to expect 2021 global net revenue to Senseonics to be in the range of $12 million to $15 million across all markets.

Finally, regarding our new product, our clinical and regulatory objectives. As ADC assumes responsibility for Eversense commercial efforts, we plan to be focused on delivering the product innovation potential promised by our platform.

We see excitement from the HCPs and patients about our continued effort to extend the sensor duration, and we expect each approval of an extended product to create greater momentum and increased market penetration.

Starting with the PMA supplement submission for the 180-day sensor in the U.S., we received a late February communication from the FDA with a further update regarding the reallocation of agency resources to address emergency use authorization applications for products related to the COVID-19 public health emergency.

As previously noted, this situation has been affecting all our marketing application reviews generally, including the Eversense 180-day product, which has been delayed consistent with what we understand other medical technology companies have reported.

We are now informed that the FDA expects to assign our file to a reviewer and place it under review no later than April 15th and once the review process is started we are hoping for a reasonable turnaround.

However, in this environment, the exact timing is difficult to project. We generally plan for a six-month review period, which is consistent with the FDA guidance. So with the passage of time and this new expectation from the FDA, we are planning on an approval in the third quarter or fourth quarter of this year. Based on the uncertainty around the review timelines at the FDA, we plan to provide an update on progress in the future.

We do remain confident in our belief that the PROMISE study demonstrates strong performance of Eversense, justifying label extension for up to 180 days and we look forward to publishing this data at the ADA meeting later this year.

Finally, our next-generation sensor under development is intended to be worn for up to one year. Again, we are pushing the boundaries of what is considered possible in diabetes technology, a key business objective for us these years to complete the IDE submission for this 365-day sensor, all subject to the availability of the FDA review group.

IDE approval would provide FDA clearance to initiate a clinical trial with a 365-day sensor to support a future regulatory submission. We are optimizing the chemistry formulation and sensor architecture for this new generation now and we are working to drive this program forward, while we are also reducing the calibration requirement to once per week. We are excited to provide updates on this important product in the future.

And now for the details on the fourth quarter financials, I will turn the call over to Nick.

Nick Tressler

Thank you, Tim, and good afternoon, everyone. In the fourth quarter of 2020, total net revenue was $3.9 million, compared to $9 million in the fourth quarter of 2019. U.S. revenue for the fourth quarter was $400,000 and revenue outside the United States was $3.5 million. As we mentioned previously, the OUS revenue represents the last shipments to Roche to service the patient demand through January of 2021 and the expiration of our agreement.

Gross profit in Q4 2020 increased by $10.8 million year-over-year to $2.6 million. The positive gross profit was predominantly related to the ability to fill resupply orders with existing written-off inventory as reinsertion rates were above the expectations established at the onset of the COVID-19 pandemic.

Fourth quarter 2020 sales and marketing expenses decreased by $8 million year-over-year to $3 million, compared to $11 million in the prior year period. This decrease was primarily due to recent changes in our commercial activities as a result of the strategic collaboration agreement with Ascensia.

Research and development expenses in Q4 2020 decreased by $5.1 million year-over-year to $4.7 million, compared to $9.7 million in the prior year period. The decrease was primarily driven by lower PROMISE clinical study cost and personnel-related expenses.

General and administrative expense in Q4 2020 was $5.2 million, a decrease of $0.7 million compared to the prior year period, mostly due to personnel costs related to stock-based compensation.

Other expenses included increases to losses on the extinguishment and issuance of debt offset by reductions in debt issuance costs and gains in fair value adjustments as compared to the prior year period due to the company’s finances.

For the three months ended December 31, 2020, total net loss was $101.6 million or $0.41 per share, compared to $35.6 million or $0.18 per share in the fourth quarter of 2019. Net lost increased by $66 million, due to a $90.6 million increase to other expenses, primarily related to the accounting of the company’s financings, including changes to the embedded derivatives, partially offset by a $24.6 million decrease in loss from operations.

Now turning to the balance sheet, as of December 31, 2020, cash, cash equivalents and restricted cash totaled $18.2 million. In January, we closed three financings, raising approximately $175 million in proceeds.

As of January 31, 2021, cash, cash equivalents and restricted cash totaled $187.3 million. Based on our current projections, expectations and business plan, we believe that the existing cash and cash equivalents should be sufficient to fund the business through cash flow breakeven from operations.

Looking ahead, we expect global net revenues between $12 million and $15 million for 2021. For full year 2021, cash used in operations is projected to be in the range of $60 million to $65 million.

With that, I will turn it back to Tim.

Tim Goodnow

Thank you, Nick. Early in 2020 we faced challenges that were exacerbated by the pandemic as experienced by many companies. We have quickly transitioned into a partnership with Ascensia that we believe dramatically strengthens our commercial capabilities and allows us to concentrate our focus on continued development of our technology.

The recent capital raises have added $175 million to the balance sheet and should allow us to focus on execution. We believe that we are now well-positioned to address the top unmet need in the large and growing CGM market.

With Ascensia, there are concrete plans to address awareness and access the meaningful ways to drive adoption of Eversense. Their commitment is clear and the investments that they have outlined to ramp up activity will strengthen the commercial opportunity.

As we mentioned, with the FDA focus on emergency use authorizations leading to delayed review of submissions in general, we have coordinated to focus on reestablishing the 90-day product in the U.S. for the next several months, with a cadence of resource deployment originally planned for the 180-day product launch.

As we move through 2021, we expect to COVID headwind impact to become a tailwind as the pandemic is moderated, vaccine penetration becomes more established and office visit frequency normalizes.

With the build-out of a larger sales force, inside sales team, field support, DTC, advertising campaign, prior authorization and Patient Assistance Program, we are very pleased to again be positioned to offer the benefits of Eversense to more patients.

In the fourth quarter and throughout the start of 2021, we have made substantial progress planning and building commercial capabilities with Ascensia. From our perspective, it is easy to see why they are leading global diabetes company. We could not be happier to be working with them and look forward to further success.

Joining us for questions are Mukul Jain, our Chief Operating Officer; and Mirasol Panlilio, Vice President and General Manager of Global Commercial Operations.

Operator, let’s go ahead and open up the call for questions.

Question-and-Answer Session

Operator

And our first question today will come from Mathew Blackman of Stifel. Please go ahead.

Melanie Nuñez

Hi. This is Melanie on for Matt. Thanks for taking the questions. I just wanted to ask about on some of your partnerships with pump manufacturers and where that is in your priorities or what needs to be done there. I know you have an agreement with Beta Bionics, but looking at any of the other pump players for potential integration and then I have a quick follow up?

Tim Goodnow

Sure. The folks at pump insulin are, of course, very important to us. As you noted, we do have a partnership with Beta Bionics and we have done some pretty exciting clinical testing with them. In addition, our next effort to move the program forward really is around the ICGM designation, which makes the integration much more facile with the pumping partners.

So, that’s our focus. At this point, we have the 180-day product in for review and right behind that, we anticipate the ICG effort. So that’s step one and then the partnerships with the pump folks is a step right after that.

Melanie Nuñez

Got you. Thanks. That makes sense. And then quickly just a bigger picture question. You mentioned this on the call, but we have heard some other sensor companies talk about expanding their platforms to go beyond just glucose and look at other analyte. And like you said, you mentioned that, but is there anything else you can provide there, any color and when we might see something like that? Thanks.

Tim Goodnow

Sure. Obviously, the opportunities -- our product is quite frankly a very miniaturize and very accurate analytical parameter, which means it has the ability to measure a number of different analyte.

We have very direct experience with oxygen and as an example, we have actually sold about a million dollars worth of oxygen sensing in our history. But we have very much focused on glucose for people with diabetes right now. As you know, it’s a $5-plus billion market today growing at about a 35% CAGR.

So, what we have coined internally is that we are going to generate our first $1 billion of revenue off from glucose and that we are going to look to expand beyond that. But we do have the very, very broad technology. We are pretty excited about the opportunity. The fact that we have shown it before, I think, really gives us a leg up on some other technologies that have yet to do it.

Operator

The next question comes from Danielle Antalffy of SVB Leerink. Please go ahead.

Danielle Antalffy

Hey. Good afternoon, everyone. Thanks so much for taking the question. Tim and Nick, just a question a little bit on the $12 million to $15 million guidance, obviously a decent portion of that is predicated on Ascensia picking up the ball here in the U.S. I guess the question I had is, what gives you the confidence as where we stand today or as how we stand today in that guidance, like what are you hearing? What is Ascensia’s go-to-market strategy that they have discussed with you as far as driving adoption? Are they going to target higher volume centers? Are they going to target centers that haven’t really adopted CGM sort of how are they thinking about this and what drives your confidence in the $12 million to $15 million?

Tim Goodnow

Sure. So the confidence because we have worked very significantly with the Ascensia in this transition and there frankly goes back to last summer when we began to look at the opportunity with them. So we together look very deeply at not only what the opportunity is for CGM, certainly the opportunity for our implanted CGM.

And remember, we have quite a history in our commercial activity as well. So we know that there’s a very interested and very dedicated installed base out there, and the opportunity to return and to continue to grow in that space. We have a pretty good feel about just based on the interest that we feel from patients.

Even in our unfortunate downturn during COVID, we were able to retain a significant portion of the people that were on Eversense just because they become so dependent on it. It’s such a differentiated technology. It offers them so much more freedom that that interest is incredibly large and is very, very sticky, thankfully.

So as we have looked at the available opportunity as we have dug into not only the survey work we have done, the clinical work that we have direct responsibility work, but we also now have a partnership with a completely new organization to us that it extensively looked in the space as well.

So when you combine that research, that really is what drives the confidence that we have to be able to deliver these -- the guidance that we have given out of $12 million to $15 million. We do think that given the installed base in Europe, we will continue to be larger there for the first couple of years.

We are anticipating still at about two thirds of the revenue, because the installed base is going to come from Europe this year. But we do know that the U.S. is also very encouraging and interesting market and their commitment to add as you said about 45 heads as we speak dedicated to sell Eversense is another great opportunity for us to drive to those targets.

Danielle Antalffy

That is super helpful. And then just one quick follow-up, actually you alluded to this and that’s the strong reorder rate that you guys saw in Europe even through COVID. And I guess I don’t know if you can give a little bit more color about exactly what that reorder rate is and if that’s how we should be thinking about -- a reinsertion rate, I guess, is that how we should be thinking about it going forward or is there anything different about the U.S. launch, obviously, as a 90-day versus 180, but as far as the retention that we should be expecting here? Thank you so much.

Tim Goodnow

Sure. So, Danielle, we believe that the experience that we had in a couple of years in the U.S. and more than that obviously in Europe, where we really saw pretty consistent reimbursement rates.

After about the first sensor people typically reinsert about 75% of the time, after the second sensor it’s about 85%, and by the time they are on the third sensor, they have fully chosen to use Eversense long-term. So we are seeing reimbursement rates that are in the mid-90s.

Now, that is in the routine times. We did see some compromise to that during COVID. But it is our expectation that as we come out of the current COVID environment we are planning to be back at those rates in the coming year and ‘21 and beyond.

Danielle Antalffy

Very helpful. Thank you.

Operator

And the next question will come from Jayson Bedford of Raymond James. Please go ahead.

Jayson Bedford

Hi. Excuse me. Good afternoon. Just a couple questions, Tim, I appreciate the color on the U.S. international expectation for ‘21. Any type of cadence you can give us either first half, second half or quarterly cadence. I am just wondering the build up here to the $12 million to $15 million for ‘21?

Tim Goodnow

Yeah. So we are modeling that we are going to do about 40% in the first half and 60% in the back half. So as you would imagine with the investment, the ramp will come. And as I said we are still seeing -- we are still anticipating the majority of folks given the installed base are going to be on the European side by about two-thirds and one-third.

Jayson Bedford

Okay. And remind me revenue recognition, do you recognize revenue when you sell into Ascensia or when the end customer takes those?

Tim Goodnow

Yeah. That’s right. Given the -- this is a revenue sharing, but we do sell product to them. So we will recognize it. There is some consideration that we take for the different revenue targets. So that goes into our calculus as well. But it is recognized now as we sell to -- globally sell to Ascensia.

Jayson Bedford

Okay. And the revenue you recognized in the fourth quarter to Roche, do you recognize any in the first quarter to Roche or is that fulfilled in the fourth quarter?

Tim Goodnow

No. We completed the obligation to Roche through January. That was actually sold to them in the fourth quarter.

Jayson Bedford

Okay.

Tim Goodnow

So on a calendar year perspective, part of what we needed to consider as well is that Europe only has 11 months, because -- with Ascensia because it was filled January by Roche.

Jayson Bedford

Okay. And you alluded to, sorry for taking more than two questions, but you alluded to Medicare traction in the fourth quarter. Is there any way you can quantify in terms of percent of patient? Anything you can give us more in terms of the expansion of Medicare in the fourth quarter? Thanks.

Tim Goodnow

It’s still pretty early, Jayson. Most of our focus has been in partnership on the training with Ascensia. It is a little bit different sale, because the clinical practice does actually purchase the product as a medical benefit and then gets reimbursed from Medicare for it.

So, we work through that. We have shown that we have the documentation support it. So now it’s a matter of making sure people are comfortable with how to do that ordering and get the reimbursement in place. So it’s still quite a small number, Jayson. But it is an important part of our future in 2021 and a portion for sure of our U.S. sales plan.

Jayson Bedford

All right. Okay. Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to CEO, Tim Goodnow for any closing remarks.

Tim Goodnow

Well, great. I want to thank everybody for their support and their participation today. It’s been a challenging yet rewarding year for 2020 and we are very excited for the position we are in and the partnership and the ability to serve people with diabetes in 2021. So thank you for the time today. We look forward to updating you next quarter. Good day.

Operator

The conference is now concluded. Thank you all for attending today’s presentation and you may now disconnect.